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                                                                    EXHIBIT 99.1

               YORK ANNOUNCES STANDSTILL AGREEMENT WITH HOLDERS OF
                                PORTFOLIO BONDS



         FOR IMMEDIATE RELEASE


         York Research Corporation (NASDAQ:YORK) November 9, 2001 - York Research Corporation ("York") today announced that it had entered into a Standstill Agreement with the holders of more than two-thirds of the $150,000,000 12% Senior Secured Bonds due October 30, 2007 issued by York Power Funding (Cayman) Limited (the "Portfolio Bonds"). Pursuant to the Standstill Agreement, the holders agreed that they would forbear from instructing the bond trustee to accelerate the Portfolio Bonds or otherwise take any action with respect to the collateral for the Portfolio Bonds. York agreed to provide information to the bondholders and their counsel as requested, and to consult with them as to the status of York's projects and its negotiations with its other creditors. The Standstill Agreement is terminable on five days' notice by the holders of 51% of the outstanding principal amount of the Portfolio Bonds, or earlier upon a bankruptcy filing involving York or certain of its subsidiaries, the termination of the previously-reported agreement to sell York's Trinidad Project to NRG Energy, or November 21, 2001 unless extended by mutual agreement.

Please see York's Current Report on Form 8-K to be filed with the Securities and Exchange Commission for details as to these matters.

York develops, constructs, and operates cogeneration and renewable energy projects.

This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only of the date hereof. Additional information concerning potential factors that could affect the Company's financial results are included in the Company Form 10-K for the fiscal year ended February 28, 2001 and subsequent reports filed with the SEC.

Contact: Corporate Communications, York Research Corporation, 280 Park Avenue, Suite 2700W, New York, NY 10017, Telephone: (212) 557-6200